EXHIBIT 99.1

American River Bankshares Reports Fourth Quarter 2009 Financial Results

Sacramento, CA, January 27, 2010 – American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $180,000 or $0.03 per diluted share for the fourth quarter of 2009, compared to $1,826,000 or $0.32 per diluted share for the fourth quarter of 2008. For the twelve months ended December 31, 2009, net income was $1,586,000 or $0.26 per diluted share, compared to $7,571,000 or $1.30 per diluted share for the twelve months ended December 31, 2008. The per-share operating results have been adjusted for a 5% stock dividend distributed in December 2008.

“Last year was a very challenging year, and while I can honestly say I am glad that 2009 is behind us, we were still able to accomplish some noteworthy successes, including an 8% increase in deposits and a successful capital raise,” said David Taber, President and CEO of American River Bankshares. “The combination of the increase in deposits and the successful capital raise puts our Company in a very strong liquidity and capital position, which will allow us to take advantage of opportunities in our market as they arise.”

Net Interest Margin

The Company’s net interest margin was 4.74% for the fourth quarter of 2009, compared to 5.04% for the fourth quarter of 2008. For the twelve months ended December 31, 2009, the net interest margin was 4.90%, compared to 5.03% for the twelve months ended December 31, 2008.

Net interest income for the fourth quarter of 2009 decreased $699,000 (10.8%) to $5,747,000 from $6,446,000 for the fourth quarter of 2008. For the twelve months ended December 31, 2009, net interest income decreased $1,893,000 (7.3%) to $24,032,000 from $25,925,000 for the twelve months ended December 31, 2008. Interest income for the fourth quarter of 2009 decreased $1,232,000 (15.2%) to $6,887,000 from $8,119,000 for the fourth quarter of 2008. For the year ended December 31, 2009, interest income decreased $4,431,000 (13.2%) to $29,122,000 from $33,553,000 for the twelve months ended December 31, 2008. Interest expense for the fourth quarter of 2009 decreased $533,000 (31.9%) to $1,140,000 from $1,673,000 for the fourth quarter of 2008. For the twelve months ended December 31, 2009, interest expense decreased $2,538,000 (33.3%) to $5,090,000 from $7,628,000 for the twelve months ended December 31, 2008.

The average yield on earning assets declined from 6.34% in the fourth quarter of 2008 to 5.67% for the fourth quarter of 2009 and declined from 6.47% for the twelve months ended December 31, 2008 to 5.93% for the twelve months ended December 31, 2009. Much of the decline in yields can be attributed to the overall lower interest rate environment in response to the Federal Open Market Committee’s (the “FOMC”) decreases in the Federal funds rate. Since September of 2007, the “Prime” rate has decreased ten times for a total of 500 basis points resulting in a steady decline in short-term interest rates. In addition, the yields are also impacted from foregone interest income on nonaccrual loans. During the fourth quarter of 2009 foregone interest income on nonaccrual loans was approximately $456,000, compared to foregone interest of $125,000 during the fourth quarter of 2008. Foregone interest income on nonaccrual loans for the twelve months ended December 31, 2009 was approximately $1,360,000, compared to $647,000 for the twelve months ended December 31, 2008.

The average balance of earning assets decreased 5.7% from $515,217,000 in the fourth quarter of 2008 to $485,648,000 in the fourth quarter of 2009 and decreased 5.0% from $522,566,000 for the twelve months ended December 31, 2008 to $496,202,000 for the twelve months ended December 31, 2009. The overall decrease in average assets during the three month period was related to a decrease in loans while the decrease for the twelve month period was related to a decrease in investment securities balances. The Company experienced an increase in average deposits from $448,168,000 in 2008 to $452,728,000 in 2009.

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As deposit balances have increased, the Company has used the proceeds to reduce the amount of other borrowings. Average deposits increased from $435,294,000 during the fourth quarter of 2008 to $478,361,000 during the fourth quarter of 2009, while average borrowings dropped from $64,961,000 to $32,234,000 during that same time period.

When compared to the fourth quarter of 2008, average loan balances were down $27,903,000 (6.7%) to $390,042,000 for the fourth quarter of 2009 and when compared to the twelve months of 2008, average loan balances were down $5,754,000 (1.4%) for the twelve months ended December 31, 2009. Average investment securities were up $3,184,000 (3.4%) to $95,606,000 for the fourth quarter of 2009 and down $16,900,000 (15.8%) for the twelve months ended December 31, 2009. Overall, the yield on loans during the fourth quarter of 2009 was 6.10% as compared to 6.70% for the fourth quarter of 2008 and 6.27% for the twelve months ended December 31, 2009 compared to 6.95% for the twelve months ended December 31, 2008. The decline in yields is reflective of the declining rate environment and the higher amount of foregone interest.

The average cost of funds decreased 59 basis points from 1.76% in the fourth quarter of 2008 to 1.17% for the fourth quarter of 2009. The average balance of interest bearing liabilities increased 2.4% from $378,529,000 in the fourth quarter of 2008 to $387,585,000 in the fourth quarter of 2009. For the twelve months ended December 31, 2009, the average cost of funds decreased 67 basis points to 1.32%, down from 1.99% reported for the twelve months ended December 31, 2008. The average balance of interest bearing liabilities increased 0.9% from $381,603,000 for the twelve months ended December 31, 2008 to $384,879,000 for the twelve months ended December 31, 2009.

Loan Growth and Asset Quality

Net loans outstanding as of December 31, 2009 decreased $36,034,000 (8.7%) to $376,322,000 from $412,356,000 as of December 31, 2008 and decreased $10,994,000 (2.8%) from September 30, 2009. Average loan balances decreased $27,903,000 (6.7%) from $417,945,000 during the fourth quarter of 2008 to $390,042,000 during the fourth quarter of 2009. Average loan balances decreased $5,754,000 (1.4%) during the twelve month period ended December 31, 2009 compared to the twelve-month period ended December 31, 2008 from $410,293,000 to $404,539,000. Real estate loans outstanding decreased $14,369,000 (4.8%) to $286,565,000 as of December 31, 2009 from $300,934,000 as of December 31, 2008 and decreased $3,291,000 (1.1%) from September 30, 2009. Commercial loans decreased $18,004,000 (19.9%) to $72,621,000 as of December 31, 2009 from $90,625,000 as of December 31, 2008 and decreased $6,711,000 (8.5%) to $79,332,000 from September 30, 2009.

The loan portfolio at December 31, 2009 included: real estate loans of $286,565,000 (74% of the portfolio), commercial loans of $72,621,000 (19% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $25,645,000 (7% of the portfolio). The real estate loan portfolio at December 31, 2009 includes: owner-occupied commercial real estate loans of $120,209,000 (42% of the real estate portfolio), investor commercial real estate of $103,476,000 (36% of the real estate portfolio), construction and land development of $27,482,000 (10% of the real estate portfolio) and other, which consists of residential and multi-family real estate of $35,398,000 (12% of the real estate portfolio).

At December 31, 2009, the allowance for loan and lease losses was $7,909,000 (2.06% of total loans and leases) compared with $5,918,000 (1.41% of total loans and leases) at December 31, 2008. The provision for loan and lease losses was $2,500,000 for the fourth quarter of 2009 compared to $835,000 for the fourth quarter of 2008. For the twelve months ended December 31, 2009, the provision was $8,530,000 compared to $1,743,000 for the twelve months ended December 31, 2008. Net chargeoffs for the fourth quarter of 2009 were $2,163,000 compared to $1,100,000 for the fourth quarter of 2008. For the twelve months ended December 31, 2009, net chargeoffs were $6,539,000 compared to $1,708,000 for the twelve months ended December 31, 2008.

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Non-performing loans and leases as of December 31, 2009 were $20,964,000 or 5.45% of total loans and leases compared to 1.49% one year ago. Loans and leases past due 30 to 89 days were $5,971,000 at December 31, 2009 compared to $7,812,000 at December 31, 2008 and $11,084,000 at September 30, 2009.

Non-performing assets were $23,472,000 at December 31, 2009, up $15,073,000 (179.5%) when compared to $8,399,000 at December 31, 2008 and up $1,965,000 (9.1%) to $24,293,000 compared to September 30, 2009. Non-performing assets to total assets as of December 31, 2009 were 3.95% compared to 1.49% one year ago and 3.80% as of September 30, 2009. Non-performing assets consist of the following as of December 31, 2009:

Non-performing assets	Balance

Non-performing loans that are current to terms* (12 loans or leases)	$2,133,000
Non-performing loans that are past due (40 loans or leases)	18,831,000
Other real estate owned (net) (13 properties)	2,508,000

$23,472,000

* loans that are current (less than 30 days past due) pursuant to original or modified terms

The Company evaluates non-performing loans for impairment and assigns specific reserves when necessary. At December 31, 2009, specific reserves of $1,421,000 were held on the non-performing loans considered to be impaired. In addition, there were 13 loans and leases totaling $3,133,000 that are included in the $20,964,000 of non-performing loans and leases, that have been modified and considered troubled debt restructures. All of the loans and leases considered troubled debt restructures are considered impaired and have been evaluated accordingly. There were no loans or leases considered troubled debt restructures as of December 31, 2008.

Other Real Estate Owned

At December 31, 2009, the Company had 13 other real estate owned (“OREO”) properties totaling $2,508,000. This compares to 3 properties totaling $2,158,000 at December 31, 2008 and 15 totaling 3,484,000 at September 30, 2009. During the fourth quarter of 2009, the Company sold 4 properties for a loss of $26,000 and added 2 properties with loan balances totaling $489,000. The 3 properties added during the quarter were simultaneously written down to net fair value by $115,000 leaving a net value of $374,000. The Company periodically obtains property valuations to determine whether the recorded book value is considered fair value. During the fourth quarter of 2009, this valuation process resulted in the Company reducing the book value of some properties with a charge to the reserve and as a result added $59,000 to the OREO reserve. At September 30, 2009, the OREO reserve was at zero and at December 31, 2009, the reserve balance was $15,000.

Deposits and Borrowed Funds

Total deposits as of December 31, 2009 increased $32,694,000 (7.5%) to $469,755,000 from $437,061,000 as of December 31, 2008, and increased $4,838,000 (1.0%) from $464,917,000 as of September 30, 2009.

Noninterest-bearing deposits decreased $815,000 (0.7%) to $118,328,000 as of December 31, 2009 from $119,143,000 as of December 31, 2008 and decreased slightly from $118,418,000 as of September 30, 2009. Interest-bearing deposits increased $33,509,000 (10.5%) to $351,427,000 as of December 31, 2009 from $317,918,000 as of December 31, 2008 and increased $4,928,000 (1.4%) from $346,499,000 as of September 30, 2009. Other borrowings, which include both short- and long-term borrowings, decreased $25,731,000 (45.0%) to $31,500,000 as of December 31, 2009 from $57,231,000 as of December 31, 2008 and decreased $2,500,000 (7.4%) from $34,000,000 at September 30, 2009.

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Noninterest Income and Expense

Noninterest income for the fourth quarter of 2009 increased $15,000 (3.0%) to $513,000 from $498,000 for the fourth quarter of 2008 and for the twelve months ended December 31, 2009 increased $101,000 (4.7%) to $2,269,000 from $2,168,000 for the twelve months ended December 31, 2008.

Noninterest expense for the fourth quarter of 2009 increased $467,000 (14.4%) to $3,703,000 from $3,236,000 for the fourth quarter of 2008. Much of this increase reflects costs associated with the Company’s OREO, legal fees, and increased costs of FDIC insurance. The total OREO expense for the three months ended December 31, 2009 was $123,000 compared to zero for the same period in 2008. In addition, legal fees increased by $103,000 from $40,000 for the three months ended December 31, 2008 to $143,000 for the three months ended December 31, 2009. FDIC insurance was $195,000 for the three months ended December 31, 2009 up $106,000 (119.1%) from $89,000 for the three months ended December 31, 2008.

For the twelve months ended December 31, 2009 noninterest expense increased $1,610,000 (11.3%) to $15,811,000 from $14,201,000 for the twelve months ended December 31, 2008. The total OREO expense for the twelve months ended December 31, 2009 was $1,441,000 compared to $1,000 for the same period in 2008. In addition, FDIC insurance increased by $619,000 from $151,000 for the twelve months ended December 31, 2008 to $770,000 in 2009. Total salaries and benefits decreased in 2009 by $508,000 (5.3%) from 2008 due to a reduction of 6 full-time equivalent (4.9%) from an average of 123 in 2008 to an average of 117 in 2009.

The fully taxable equivalent efficiency ratio for the fourth quarter of 2009 increased to 57.58% from 45.03% for the fourth quarter of 2008 and for the twelve months ended December 31, 2009 increased to 58.45% from 48.92% for the twelve months ended December 31, 2008.

Income Taxes

The Company recorded a benefit for income taxes for the quarter ended December 31, 2009 of $123,000, compared to a tax provision of $1,047,000, or an effective tax rate of 36.4%, for the quarter ended December 31, 2008. For the twelve months ended December 31, 2009, income taxes were $374,000, resulting in an effective tax rate of 19.1%, compared to $4,578,000 or an effective tax rate of 37.7%, for the twelve months ended December 31, 2008. The lower effective tax rate in 2009 results from the Company realizing the benefits of tax free income related to such items as municipal bonds and bank owned life insurance against an overall lower amount of taxable income. The tax credit recorded in the fourth quarter of 2009 was the result of a credit related to tax free interest on loans qualifying for the California Enterprise Zone credit.

Capital

Total shareholders’ equity at December 31, 2009 was $87,345,000, up $23,898,000 (37.7%) from $63,447,000 at December 31, 2008. The large increase is due, in part, to a successful common stock offering from which the Company received net proceeds of $23.9 million, after underwriting discounts, commissions and other expenses. The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory guidelines. At December 31, 2009, American River Bank’s Leverage ratio was 11.65%, the Tier 1 Risk Based ratio was 16.04% and the Total Risk Based Capital ratio was 17.30%. These ratios increased from the December 31, 2008, American River Bank Leverage ratio of 8.40%, Tier 1 Risk Based ratio of 10.35% and the Total Risk Based Capital ratio of 11.60%.

At December 31, 2009, American River Bankshares’ Leverage ratio was 12.45%, the Tier 1 Risk Based ratio was 17.13% and the Total Risk Based Capital ratio was 18.39%. These ratios increased from the December 31, 2008, American River Bankshares leverage ratio of 8.32%, the Tier 1 Risk Based ratio of 10.25% and the Total Risk Based Capital ratio of 11.50%.

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Performance Metrics

Performance measures for the fourth quarter of 2009 (annualized): the Return on Average Assets (ROAA) was 0.12%, Return on Average Equity (ROAE) was 1.03% and Return on Average Tangible Equity (ROATE) was 1.37% compared to the ROAA of 1.28%, ROAE of 11.71% and ROATE of 16.23%, during the fourth quarter of 2008. For the twelve months ended December 31, 2009, the Company had a ROAA of 0.28%, ROAE of 2.44% and ROATE of 3.31% compared to a ROAA of 1.32%, ROAE of 12.39% and ROATE of 17.32% for the twelve months ended December 31, 2008.

Earnings Conference Call

The fourth quarter earnings conference call will be held Wednesday, January 27, 2010 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and CEO, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live forty-five minute presentation and answer questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (800) 926- 6502. No conference ID number required. A recording of the call will be available twenty-four hours after the call’s completion on http://amrb.podbean.com.

About American River Bankshares

American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent reports filed on Form S-1, Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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American River Bankshares
Condensed Consolidated Balance Sheet (Unaudited)

(Dollars in thousands, except share and per share data)

	December 31, 2009	December 31, 2008	% Change

ASSETS
Cash and due from banks	$58,493	$15,170	285.58%
Federal funds sold	—	—	—%
Interest-bearing deposits in banks	—	4,248	—%
Investment securities	112,935	91,621	23.26%
Loans & leases:
Real estate	286,565	300,934	(4.77)%
Commercial	72,621	90,625	(19.87)%
Lease financing	3,920	4,475	(12.40)%
Other	21,725	22,811	(4.76)%
Deferred loan and lease origination fees, net	(600)	(571)	5.08%
Allowance for loan and lease losses	(7,909)	(5,918)	33.64%

Loans and leases, net	376,322	412,356	(8.74)%

Bank premises and equipment	2,094	2,115	(0.99)%
Goodwill and intangible assets	16,965	17,228	(1.53)%
Other real estate owned, net	2,508	2,158	16.22%
Accrued interest receivable and other assets	25,101	18,261	37.46%

	$594,418	$563,157	5.55%

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$118,328	$119,143	(0.68)%
Interest checking	50,154	45,581	10.03%
Money market	131,614	105,919	24.26%
Savings	36,234	33,438	8.36%
Time deposits	133,425	132,980	0.33%

Total deposits	469,755	437,061	7.48%

Short-term borrowings	14,500	43,231	(66.46)%
Long-term borrowings	17,000	14,000	21.43%
Accrued interest and other liabilities	5,818	5,418	7.38%

Total liabilities	507,073	499,710	1.47%
Total shareholders’ equity	87,345	63,447	37.67%

	$594,418	$563,157	5.55%

Ratios:
Nonperforming loans and leases to total loans and leases	5.46%	1.49%
Net chargeoffs to average loans and leases (YTD)	1.62%	0.42%
Allowance for loan and lease loss to total loans and leases	2.06%	1.41%

American River Bank Capital Ratios:
Leverage Ratio	11.65%	8.40%
Tier 1 Risk-Based Capital Ratio	16.04%	10.35%
Total Risk-Based Capital Ratio	17.30%	11.60%

American River Bankshares Capital Ratios:
Leverage Ratio	12.45%	8.32%
Tier 1 Risk-Based Capital Ratio	17.13%	10.25%
Total Risk-Based Capital Ratio	18.39%	11.50%

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American River Bankshares
Condensed Consolidated Statement of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	Fourth Quarter 2009	Fourth Quarter 2008	% Change	For the year ended December 31,		% Change
				2009	2008

Interest income	$6,887	$8,119	(15.17)%	$29,122	$33,553	(13.21)%
Interest expense	1,140	1,673	(31.86)%	5,090	7,628	(33.27)%

Net interest income	5,747	6,446	(10.84)%	24,032	25,925	(7.30)%
Provision for loan and lease loss	2,500	835	199.40%	8,530	1,743	389.39%
Total noninterest income	513	498	3.01%	2,269	2,168	4.66%
Total noninterest expense	3,703	3,236	14.43%	15,811	14,201	11.34%

Income before provision for income taxes	57	2,873	(98.02)%	1,960	12,149	(83.87)%
(Benefit from) provision for income taxes	(123)	1,047	(111.75)%	374	4,578	(91.83)%

Net income	$180	$1,826	(90.14)%	$1,586	$7,571	(79.05)%

Basic earnings per share	$0.03	$0.32	(90.63)%	$0.26	$1.30	(80.00)%
Diluted earnings per share	$0.03	$0.32	(90.63)%	$0.26	$1.30	(80.00)%
Avearge diluted shares outstanding	6,725,359	5,794,733		6,038,022	5,825,200

Net interest margin as a percentage of average earning assets	4.74%	5.04%		4.90%	5.03%

Operating Ratios:
Return on average assets	0.12%	1.28%		0.28%	1.32%
Return on average equity	1.03%	11.71%		2.44%	12.39%
Return on average tangible equity	1.37%	16.23%		3.31%	17.32%
Efficiency ratio (fully taxable equivalent)	57.58%	45.03%		58.45%	48.92%

Note: Earnings per share and shares outstanding have been adjusted for a 5% stock dividend distributed in 2008

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American River Bankshares
Condensed Consolidated Statement of Income (Unaudited)
Trailing Four Quarters

(Dollars in thousands, except share and per share data)

	Fourth Quarter 2009	Third Quarter 2009	Second Quarter 2009	First Quarter 2009

Interest income	$6,887	$7,163	$7,321	$7,751
Interest expense	1,140	1,235	1,303	1,412

Net interest income	5,747	5,928	6,018	6,339
Provision for loan and lease loss	2,500	1,001	3,800	1,229
Total noninterest income	513	597	649	510
Total noninterest expense	3,703	4,268	4,239	3,601

Income before provision for (benefit from) income taxes	57	1,256	(1,372)	2,019
(Benefit from) provision for income taxes	(123)	429	(668)	736

Net income (loss)	$180	$827	$(704)	$1,283

Basic earnings (loss) per share	$0.03	$0.14	$(0.12)	$0.22
Diluted earnings (loss) per share	$0.03	$0.14	$(0.12)	$0.22

Net interest margin as a percentage of average earning assets	4.74%	4.91%	4.87%	5.08%

Avearge diluted shares outstanding	6,725,359	5,797,533	5,797,533	5,824,407
Shares outstanding-end of period	9,845,533	5,797,533	5,797,533	5,797,533

Operating Ratios (annualized):
Return on average assets	0.12%	0.59%	-0.50%	0.90%
Return on average equity	1.03%	5.22%	-4.41%	8.15%
Return on average tangible equity	1.37%	7.17%	-6.01%	11.16%
Efficiency ratio (fully taxable equivalent)	57.58%	63.71%	61.81%	50.97%

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American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)

(Dollars in thousands, except share and per share data)
For the Year ended December 31,	2009			2008
	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
ASSETS
Loans and leases	$404,539	$25,378	6.27%	$410,293	$28,512	6.95%
Taxable investment securities	67,480	2,763	4.09%	79,675	3,711	4.66%
Tax-exempt investment securities	22,541	1,215	5.39%	27,102	1,428	5.27%
Corporate stock	28	6	21.43%	172	22	12.79%
Federal funds sold	11	—	—	486	10	2.06%
Interest-bearing deposits in banks	1,603	59	3.68%	4,838	222	4.59%

Total earning assets	496,202	29,421	5.93%	522,566	33,905	6.47%

Cash & due from banks	41,064			19,260
Other assets	42,208			39,330
Allowance for loan & lease losses	(7,001)			(6,110)

	$572,473			$575,046

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$163,141	$1,375	0.84%	$164,531	$1,929	1.17%
Savings	34,392	229	0.67%	36,033	324	0.90%
Time deposits	137,601	2,399	1.74%	121,479	3,648	3.00%
Other borrowings	49,745	1,087	2.19%	59,560	1,727	2.90%

Total interest bearing liabilities	384,879	5,090	1.32%	381,603	7,628	1.99%

Noninterest bearing demand deposits	117,594			126,125
Other liabilities	4,993			6,234

Total liabilities	507,466			513,962
Shareholders’ equity	65,007			61,084

	$572,473			$575,046

Net interest income & margin		$24,331	4.90%		$26,277	5.03%

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American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)

(Dollars in thousands, except share and per share data)
Three months ended December 31,	2009			2008
	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
ASSETS
Loans and leases	$390,042	$5,994	6.10%	$417,945	$7,040	6.70%
Taxable investment securities	78,365	717	3.63%	66,354	765	4.59%
Tax-exempt investment securities	17,213	234	5.39%	26,025	354	5.41%
Corporate stock	28	—	—	43	—	—
Federal funds sold	—	—	—	321	1	1.24%
Interest-bearing deposits in banks	—	—	—	4,529	46	4.04%

Total earning assets	485,648	6,945	5.67%	515,217	8,206	6.34%

Cash & due from banks	63,181			19,720
Other assets	39,718			39,904
Allowance for loan & lease losses	(7,987)			(6,272)

	$580,560			$568,569

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$181,509	$368	0.80%	$157,941	$407	1.03%
Savings	35,833	57	0.63%	34,135	79	0.92%
Time deposits	138,009	502	1.44%	121,492	793	2.60%
Other borrowings	32,234	213	2.62%	64,961	394	2.41%

Total interest bearing liabilities	387,585	1,140	1.17%	378,529	1,673	1.76%

Noninterest bearing demand deposits	123,010			121,726
Other liabilities	698			6,297

Total liabilities	511,293			506,552
Shareholders’ equity	69,267			62,017

	$580,560			$568,569

Net interest income & margin		$5,805	4.74%		$6,533	5.04%

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